EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-221965) and Form S-8 (No. 333-164292, No. 333-174356 and No. 333-213832) of CIT Group Inc. of our report dated February 23, 2018, relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

New York, New York

February 21, 2019